UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2012

Fuse Science, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

6135 N.W. 167th Street, Suite E-21, Miami Lakes, Florida 33180

(Address of principal executive offices and zip code)

(305) 503-3873
(Registrant’s telephone number including area code)

20900 N.E. 30th Avenue, Eighth Floor, Aventura, Florida 33180
Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “Company,” “Fuse,” “we,” “us,” and “our” refer to Fuse Science, Inc., unless the context requires otherwise.

Item 1.01.         Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 3.02, Unregistered Sales of Equity Securities is hereby incorporated by reference into this Item 1.01.

Item 3.02.         Unregistered Sales of Equity Securities.

On February 7, 2012, we entered into a securities purchase agreement (the “Purchase Agreement”) with a group of institutional and accredited investors pursuant to which Fuse issued and sold senior convertible notes (the “Notes”) in the original principal amount of $3,169,359, series A warrants to purchase up to 15,092,190 shares of Fuse’s common stock (the “Series A Warrants”) and series B warrants to purchase up to 15,092,190 shares of Fuse’s common stock (“Series B Warrants,” and together with the Series A Warrants, collectively, the “Warrants”). The transaction closed on February 9, 2012.

The indebtedness evidenced by the Notes bears interest at 10% per year, payable quarterly, and matures on the 24th month anniversary of the closing date. The principal amount of the Notes will be payable on the maturity date. The Notes may be converted into the Company’s common stock, at the option of the holder, at any time following issuance. The Notes are mandatorily convertible if Fuse’s common stock trades at a level equal to 250% of the Conversion Price (as hereinafter defined) for any twenty (20) consecutive trading days commencing ten (10) days after the Measurement Period (as defined below). The initial conversion price of the Notes is $0.21, subject to adjustment as provided in the Notes. On the 26th trading day after the effective date of the registration statement described below, the conversion price will be adjusted to the lower of $0.21 or 75% of the average of the volume-weighted average price per share (“VWAPs”) during such 25-trading day period (the “Measurement Period”), provided, the conversion price shall not be adjusted to lower than $0.12 (as applicable, “Conversion Price”). The Conversion Price is also subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions. Fuse has the option to pay each interest payment in shares of common stock or a combination of shares and common stock, if certain conditions are met; provided, that Fuse may, at its option, elect to pay such interest payments solely in cash. The conversion rate applicable to any interest payment in shares of Fuse’s common stock will be the lower of (a) the Conversion Price and (b) a price equal to 75% of the VWAPs of Fuse’s common stock for a ten (10) day period immediately prior to the applicable interest payment date.

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Under the terms of the Series A Warrants, the holders are entitled to exercise Series A Warrants to purchase up to 15,092,190 shares of Fuse’s common stock at an initial exercise price of $.26 per share during the five-year period beginning on the closing date. Under the terms of the Series B Warrants, the holders are entitled to exercise the Series B Warrants to purchase up to 15.092.190 shares of Fuse’s common stock at an initial exercise price of $0.26 per share during the seven-month period beginning on the closing date. At the expiration of the Measurement Period, the exercise price of the Warrants will be adjusted to the lesser of (a) the then current exercise price and (b) 125% (in the case of the Series A Warrants) or 75% (in the case of the Series B Warrants) of the average of the VWAPs of the Company’s common stock during the Measurement Period, provided the exercise price shall not be adjusted to lower than $0.12 (as applicable, the “Exercise Price”). The Exercise Price is also subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions. In connection with the financing, Fuse entered into a registration rights agreement pursuant to which it agreed to file a registration statement with the Securities and Exchange Commission (with the “SEC”) relating to the offer and sale by the investors of the shares of common stock issuable upon conversion of the Notes, issuable as interest shares and issuable upon exercise of the Warrants. Pursuant to the registration rights agreement, Fuse is required to file the registration statement within 15 days of the closing date and to use its best efforts for the registration statement to be declared effective 75 days thereafter (90 days thereafter if the registration statement is subject to review by the SEC).

As a condition to the sale of the securities, the Company’s directors and executive officers, who beneficially own an aggregate of 24,739,900 shares of common stock, entered into lock-up agreements pursuant to which they agreed not to sell, pledge, hypothecate or otherwise transfer their shares during the eight (8) month period commencing on the closing date, subject to certain exceptions for estate planning and similar purposes.

The securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Regulation D thereunder. In connection with these transactions, Fuse will pay a placement agent fee of $236,000 to National Securities Corporation.

Copies of the Purchase Agreement and the forms of Note, Series A Warrant, Series B Warrant, Registration Rights Agreement and Lock-Up Agreement are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5 and Exhibit 10.6, respectively, and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to such documents.

Item 9.01.	Financial Statements and Exhibits.

Exhibits:

10.1	Securities Purchase Agreement

10.2	Form of Senior Convertible Note

10.3	Form of Series A Warrant

10.4	Form of Series B Warrant

10.5	Form of Registration Rights Agreement

10.6`	Form of Lock-Up Agreement

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

Date: February 9, 2012	By:	/s/ Brian Tuffin
	Name:	Brian Tuffin
	Its:	Chief Executive Officer

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